EXHIBIT 23-A

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement for the 1999 U S WEST, Inc. Stock Plan dated August 31, 1999 of our report dated January 22, 1999 (except with respect to Note 12 and Note 14, as to which the date is March 22, 1999), on the consolidated balance sheets of U S WEST, Inc. (formerly known as USW-C, Inc., the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1998, included in the Company's Form 10-K/A dated March 24, 1999 and the Company's Proxy Statement on Schedule 14A dated March 24, 1999, and to all references to our Firm included in this registration statement.


/S/ ARTHUR ANDERSEN LLP

Denver, Colorado
August 31, 1999